Exhibit 99.1

CONTACT:	Robert Gross
Chairman and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
Executive Vice President – Finance
Chief Financial Officer
(585) 647-6400

Investors: Jessica Greenberger
Media: Diane Zappas
FD
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. DECLARES FINAL QUARTERLY CASH DIVIDEND

FOR FISCAL 2010 AND

ANNOUNCES INCREASE IN QUARTERLY CASH DIVIDEND FOR FISCAL 2011

~ Quarterly Cash Dividend to Increase 28.6% to $.09 per Share for First Quarter of Fiscal Year 2011 ~

ROCHESTER, N.Y. – April 6, 2010 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced that its Board of Directors has declared a quarterly cash dividend of $.07 per share on the Company’s outstanding shares of common stock including the shares of common stock to which the holders of the Company’s Class C Convertible Preferred Stock are entitled. The dividend is payable on April 19, 2010 to shareholders of record at the close of business on April 9, 2010, and is the final payment of the Company’s $.28 per share cash dividend for fiscal 2010.

Additionally, the Company announced that its Board of Directors has approved a $.02 increase in the Company’s cash dividend for the first quarter of fiscal year 2011 to $.09 per share, representing an increase of 28.6% from the quarterly dividends paid in fiscal 2010. The cash dividend is payable on the Company’s outstanding shares of common stock including the shares of common stock to which the holders of the Company’s Class C Convertible Preferred Stock are entitled. The increased dividend will be payable on June 18, 2010 to shareholders of record as of June 8, 2010.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire and Tire Warehouse. The Company currently operates 786 stores in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine, Illinois and Missouri. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

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